UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission file numbers:  001-33639

STRATSSM Trust for BNSF Funding Trust I Securities, Series 2007-2
______________________________________________________
(Exact name of issuing entity as specified in its charter)

Commission File Number of depositor and sponsor:  001-31818

Synthetic Fixed-Income Securities, Inc.
______________________________________________________
(Exact name of depositor and sponsor as specified in its charter)

Synthetic Fixed Income Securities, Inc.
301 South College Street
Charlotte, North Carolina 28288
______________________________________________________
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 214-6274

STRATSSM Certificates, Series 2007-2
______________________________________________________
(Title of each class of securities covered by this form)

None
______________________________________________________
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  ☐                                                      Rule 12h-3(b)(1)(ii) ☐
Rule 12g-4(a)(1)(ii) ☐                                                      Rule 12h-3(b)(2)      ☒
Rule 12g-4(a)(2)(i)  ☐                                                      Rule 12h-3(b)(2)(ii) ☐
Rule 12g-4(a)(2)(ii) ☐                                                      Rule 15d-6               ☐
Rule 12h-3(b)(1)(i)  ☐

Approximate number of holders of record as of the certification or notice date:  46

Pursuant to the requirements of Section 13 or 15 (d) the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By: /s/ Meghan Brudie
Name: Meghan Brudie
Title: Director

Dated:  March 29, 2010

2